Exhibit 99.1

CEVA, Inc. Announces Expansion of Existing Stock Repurchase Program

MOUNTAIN VIEW, Calif., May 21, 2018 – CEVA, Inc. (NASDAQ: CEVA), the leading licensor of signal processing platforms and artificial intelligence processors for smarter, connected devices, announced that its Board of Directors authorized the expansion of the company’s share repurchase program with an additional 700,000 shares of common stock available for repurchase. As of March 31, 2018, CEVA had approximately 270,000 shares of common stock available for repurchase under the existing plan, bringing the aggregate to approximately one million shares available for repurchase.

Gideon Wertheizer, CEO of CEVA, stated: “The Board’s decision to expand the stock repurchase program reflects their belief in the long-term strategy and growth potential of the company. With our unique portfolio of integrated solutions, including 5G, artificial intelligence, computer vision and sound, we possess many of the key technologies that are redefining every major industry today as we move towards an increasingly smarter, connected world.”

Under the share repurchase program, up to one million shares of the company’s common stock may be repurchased from time to time pursuant to Rule 10(b)-18 of the Securities Exchange Act of 1934, as amended outside of periods when the Company’s trading window is closed. Such repurchases may be made in the open market or through privately negotiated transactions depending on market conditions, share price, trading volume and other factors.

For More Information, Contact:

Yaniv Arieli CEVA, Inc. CFO +1.650.417.7941 yaniv.arieli@ceva-dsp.com	Richard Kingston CEVA, Inc. VP Market Intelligence, Investor & Public Relations +1.650.417.7976 richard.kingston@ceva-dsp.com

About CEVA, Inc.

CEVA is the leading licensor of signal processing platforms and artificial intelligence processors for a smarter, connected world. We partner with semiconductor companies and OEMs worldwide to create power-efficient, intelligent and connected devices for a range of end markets, including mobile, consumer, automotive, industrial and IoT. Our ultra-low-power IPs for vision, audio, communications and connectivity include comprehensive DSP-based platforms for LTE/LTE-A/5G baseband processing in handsets, infrastructure and machine-to-machine devices, advanced imaging and computer vision for any camera-

enabled device, audio/voice/speech and ultra-low power always-on/sensing applications for multiple IoT markets. For artificial intelligence, we offer a family of AI processors capable of handling the complete gamut of neural network workloads, on-device. For connectivity, we offer the industry’s most widely adopted IPs for Bluetooth (low energy and dual mode) and Wi-Fi (802.11 a/b/g/n/ac/ax up to 4x4). Visit us at www.ceva-dsp.com and follow us on Twitter, YouTube, Facebook and LinkedIn.

Forward Looking Statement

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that if they materialize or prove incorrect, could cause the results of CEVA to differ materially from those expressed or implied by such forward-looking statements and assumptions. Forward-looking statements include Mr. Wertheizer’s statements about optimism in CEVA’s long-term strategy and growth potential and CEVA possessing many of the key technologies needed for an increasingly smarter, connected world. The risks, uncertainties and assumptions include: the ability of the CEVA DSP cores and other technologies to continue to be strong growth drivers for us; our success in penetrating new markets, including in non-baseband markets, and maintaining our market position in existing markets; our ability to diversify the company’s licensing customers and royalty streams, the ability of products incorporating our technologies to achieve market acceptance, the speed and extent of the expansion of the 4G, 5G and LTE networks, the maturation of the IoT and connectivity markets, the effect of intense industry competition and consolidation, global chip and smartphone market trends, the possibility that markets for CEVA’s technologies may not develop as expected or that products incorporating our technologies do not achieve market acceptance; our ability to timely and successfully develop and introduce new technologies; and general market conditions and other risks relating to our business, including, but not limited to, those that are described from time to time in our SEC filings. CEVA assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.